Exhibit 99.1

Nascent Foodservice Announces New Chief Financial Officer

San Diego, CA — March 17, 2008 — Nascent Wine Co. Inc. (OTC BB: NCTW) (dba Nascent Foodservice), today announced the appointment of Peter White as Chief Financial Officer of the Company, effective March 9, 2008.  Mr. White has served as acting Chief Financial Officer to the Company since January 2008.  Mr. White brings to Nascent over 40 years of senior executive experience and extensive background in corporate finance, accounting, operations, marketing and strategic planning.  Mr. White will report directly to Sandro Piancone, Chief Executive Officer of Nascent Foodservice, and will be responsible for providing financial and strategic leadership to the CEO, management and the board of directors.

Sandro Piancone, Chief Executive Officer of Nascent Foodservice, stated, “We are very pleased and fortunate to have Pete join the executive management team in a permanent capacity.  Pete brings significant senior level finance and accounting experience to Nascent and has been a tremendous resource since joining us in December 2007 as our acting Chief Financial Officer.  We are pleased to have someone with Pete’s expertise and capabilities to provide the financial leadership in this dynamic stage of the Company’s growth cycle.”

Mr. White has served as acting Chief Financial Officer to the Company since January 2008.  Prior to joining Nascent Foodservice, Mr. White served as Managing Director of Armillaire Advisors, a consulting practice co-founded by Mr. White in June of 2005.  From 2003 to 2005, he was Vice President of Global Finance for 3D Systems, Inc. a global developer and manufacturer of laser systems.  Mr. White’s previous experience also includes Chief Financial and Chief Operating Officer of Matrix-Systems, Inc., a wireless software solutions company for defense and commercial applications; Managing Director of Phoenix Equity Partners, an investment firm; Chief Executive and Chief Financial Officer of Global Spill Management, an environmental services company; and various senior level finance and public accounting and audit roles.  Mr. White holds a B.S. degree in Accounting from New York University, a MBA in Finance from Columbia University and is a certified Public Accountant in the states of Pennsylvania and Massachusetts.